Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Harvey Kamil	Carl Hymans
	NBTY, Inc.	G.S. Schwartz & Co.
	President & Chief Financial Officer	212-725-4500
	631-200-2020	carlh@schwartz.com

NBTY, INC. ANNOUNCES PLANS TO OFFER

$150 MILLION OF SENIOR SUBORDINATED NOTES

BOHEMIA, N.Y. – September 9, 2005 - NBTY, Inc. (NYSE:NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, announced today that it intends, subject to market and other conditions, to offer $150 million in aggregate principal amount of Senior Subordinated Notes due 2015 (the “Notes”).  NBTY anticipates that the Notes will be unsecured senior subordinated obligations and will be guaranteed on an unsecured senior subordinated basis by certain of its domestic subsidiaries.  NBTY anticipates using the proceeds of the Notes plus cash on hand to repurchase all of its issued and outstanding 8 5/8% senior subordinated notes due 2007 pursuant to its previously announced pending tender offer or, to the extent not tendered, pursuant to the optional redemption provisions applicable to such notes.  This statement of intent shall not constitute a notice of redemption under the indenture governing the 8 5/8% senior subordinated notes, and there can be no assurance that such a notice will be given or that such notes will be redeemed by the Company.

The Notes will be sold to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).  The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any sales of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

ABOUT NBTY

NBTY is a leading vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world.  Under a number of NBTY and third party brands, the Company offers over 19,000 products, including products marketed the Company’s  Nature’s Bounty®, Vitamin World®, Puritan’s Pride®, Holland & Barrett®, Rexall®, Sundown®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)®, De Tuinen®, Le Naturiste™, SISU® and Solgar® brands.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business.  These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy.   Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain.  Factors which may materially affect such forward-looking statements include: (i) adverse publicity regarding nutritional supplements; (ii) slow or negative growth in the nutritional supplement industry; (iii) interruption of business or negative impact on sales and earnings due to acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving, product liability claims and other litigation, including administrative and criminal proceedings; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) the inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing strategies; (xxiii) fluctuations in foreign currencies, including the British Pound, the Euro and the Canadian dollar; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail locations; (xxvi) introduction of and compliance with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly proposed Good Manufacturing Practices in the United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe and Section 404 requirements of the Sarbanes-Oxley Act of 2002; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased gasoline prices and potentially reduced traffic flow to NBTY’s retail locations; (xxxi) adverse tax determinations; (xxxii) the loss of a significant customer of the Company; and (xxxiii) other factors beyond the Company’s control.

Since NBTY is not subject to the certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002 until its fiscal year ended September 30, 2005, NBTY cannot be certain that the measures taken to comply with Section 404 by the Company will be sufficient to meet the requirements thereof.  As required by Section 404 of the Sarbanes-Oxley Act of 2002, NBTY expects to complete the Section 404 certification process for its fiscal year ended September 30, 2005.

Readers are cautioned not to place undue reliance on forward-looking statements.  NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements.   NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.

###